Exhibit 99.1

Protective Life Corporation

Post Office Box 2606

Birmingham, AL 35202

205-268-1000

FOR IMMEDIATE RELEASE

Protective Announces Record Net Income and Operating Income for the Fourth Quarter of 2009

BIRMINGHAM, Alabama (February 10, 2010) Protective Life Corporation (NYSE: PL) today reported results for the fourth quarter of 2009 and for the twelve months ended December 31, 2009. Highlights include:

•                  Net income for the fourth quarter of 2009 was a record $131.0 million, or $1.50 per average diluted share, compared to a net loss of $15.9 million, or $0.22 per average diluted share, in the fourth quarter of 2008.  Operating income, after tax, for the fourth quarter of 2009 was a record $132.3 million, or $1.51 per average diluted share, compared to $56.7 million, or $0.80 per average diluted share, in the fourth quarter of 2008.

•                  Net income for the twelve months ended December 31, 2009 was $271.5 million, or $3.34 per average diluted share, compared to a net loss of $41.9 million, or $0.59 per average diluted share, for the twelve months ended December 31, 2008. Operating income, after tax, for the twelve months ended December 31, 2009 was $322.6 million, or $3.97 per average diluted share, compared to operating income, after tax, of $239.9 million, or $3.37 per average diluted share, for the twelve months ended December 31, 2008. The 2009 full year operating income amount was a record for the Company.

•                  Fourth quarter results included a pre-tax gain of approximately $120 million, or $0.89 per average diluted share, related to the issuance of $800 million aggregate senior notes and the concurrent re-purchase of $800 million in non-recourse funding obligations held by third parties, at a discount. This pre-tax gain amount includes the write-off of deferred debt issuance costs and the incremental increase in interest expense during the quarter that resulted from this transaction.

•                  Shareowners’ equity ended 2009 at $2.5 billion, representing a 225.7% increase over December 31, 2008. Shareowners’ equity per common share outstanding ended 2009 at $28.96, increasing $18.07 from $10.89 at December 31, 2008.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“In the face of very difficult economic conditions Protective made solid progress on many fronts in 2009 and finished the year on a strong and positive note.  Operating earnings were at a record level for the quarter and the year.  Shareowners’ equity at the end of the year reached a record level, and our book value per common share improved materially from the low level reported in early 2009.  In our regulated insurance companies we expect to report a record level of consolidated statutory capital and surplus and a risk-based capital ratio at the highest level in our Company’s history.  Our investment portfolio’s performance also trended positively, as realized losses and impairments moderated and our commercial real estate portfolio continued to hold up well in a challenging market environment.

Much progress was also made in our core business lines.  Life Marketing continued to produce excellent mortality results and ended the year with strong sales momentum in the universal life product line.  Our Annuity segment achieved record pre-tax operating earnings, solid sales results and continued expansion of our distribution platforms.  The Acquisitions segment once again produced solid and steady earnings.  Asset Protection successfully navigated through a very tumultuous year in the auto industry by cutting expenses and growing the distributor base.  As we look to 2010, our focus will be on growing core earnings by investing our substantial excess liquidity, improving margins and returns on our life insurance products, finding attractive acquisition opportunities and growing our retail product distribution platforms in Life Marketing, Annuities and Asset Protection.”

Net income for the fourth quarter of 2009 included:

•                  Net realized investment losses, after tax, of $1.9 million, or $0.01 per average diluted share, compared to net realized investment losses, after tax, of $72.6 million, or $1.02 per average diluted share, in the fourth quarter of 2008

•                  Pre-tax credit related other-than-temporary impairments of $18.3 million, or $0.13 per average diluted share, are included in the $0.01 per share of net realized investment losses in the fourth quarter of 2009

Business Segment Results

Fourth Quarter and Full Year

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

Operating Income (Loss) Before Income Tax

($ in thousands)

	4Q09	4Q08	2009	2008
Life Marketing	$31,593	$51,737	$137,826	$188,535
Acquisitions	32,037	35,368	133,760	136,479
Annuities	19,647	6,175	56,642	18,707
Stable Value Products	10,441	27,866	61,963	89,811
Asset Protection	6,562	6,087	23,229	30,789
Corporate & Other	104,405	(41,747)	81,980	(105,986)
	$204,685	$85,486	$495,400	$358,335

In the Life Marketing and Asset Protection segments, pre-tax operating income equals segment income before income tax for all periods. In the Stable Value Products, Annuities, Acquisitions and Corporate & Other segments, operating income (loss) excludes realized investment gains (losses), periodic settlements on derivatives, and related amortization of DAC and VOBA.  A reconciliation of operating income before income tax to income before income tax is included below:

($ in thousands)	4Q09	4Q08	2009	2008
Operating income before income tax	$204,685	$85,486	$495,400	$358,335
Realized investment gains (losses)
Stable Value Products	790	(18,667)	(2,697)	(6,427)
Annuities	717	387	(5,288)	(12,917)
Acquisitions	6,208	(45,227)	29,863	(96,781)
Corporate & Other	(13,191)	(45,695)	(102,302)	(310,739)
Less:
Periodic settlements on derivatives
Corporate & Other	—	1,569	3,401	5,754
Related amortization of deferred policy acquisition costs, value of businesses acquired
Annuities	—	979	1,570	2,072
Acquisitions	(3,559)	(7)	(6,773)	(1,224)
Income (loss) before income tax	$202,768	$(26,257)	$416,778	$(75,131)

Income (loss) before income tax, unlike operating income (loss) before income tax, does not exclude realized gains (losses), net of the related amortization of DAC and VOBA, and participating income from real estate ventures.  Income before income tax for the Acquisitions segment was $41.8 million for the fourth quarter of 2009 compared to a loss before income tax of $9.9 million for the fourth quarter of 2008. Income before income tax for the Annuities segment was $20.4 million for the fourth quarter of 2009 compared to income before income tax of $5.6 million for the fourth quarter of 2008. Income before income tax for the Stable Value Products segment was $11.2 million for the fourth quarter of 2009 compared to $9.2 million for the fourth quarter of 2008.  Income before income tax for the Corporate & Other segment was $91.2 million for the fourth quarter of 2009 compared to a loss before income tax of $92.7 million for the fourth quarter of 2008.

Sales

The Company uses sales statistics to measure the relative progress of its marketing efforts. The Company derives these statistics from various sales tracking and administrative systems and not from its financial reporting systems or financial statements. These statistics measure only one of many factors that may affect future profitability of the business segments and therefore, are not intended to be predictive of future profitability.

The table below sets forth business segment sales for the periods shown:

($ in millions)

	4Q09	4Q08	2009	2008
Life Marketing	$44.3	$37.9	$162.6	$157.7
Annuities	522.5	976.1	2,021.5	2,612.6
Stable Value Products	—	58.3	—	1,968.8
Asset Protection	74.2	76.1	305.0	410.6

Review of Business Segment Results for Fourth Quarter

Life Marketing

Life Marketing segment pre-tax operating income was $31.6 million in the fourth quarter of 2009 compared to $51.7 million in the fourth quarter of 2008.  The decrease was primarily due to lower investment income on the traditional life block, higher funding costs, higher lapses on term policies leaving the level premium period and less favorable mortality than in the prior year’s quarter. Favorable mortality of $6.2 million is included in the fourth quarter of 2009 results. Included in the fourth quarter of 2008 was $13.7 million of favorable mortality.

Sales were $44.3 million in the fourth quarter of 2009, an increase of 16.9% compared to $37.9 million in the fourth quarter of 2008.  Universal life insurance sales (including variable universal life) in the current quarter were $22.3 million compared to $14.5 million in the fourth quarter of 2008. Term insurance sales in the current quarter were $22.1 million compared to $22.3 million in the prior year’s quarter.

Acquisitions

Acquisitions segment pre-tax operating income was $32.0 million in the fourth quarter of 2009 compared to $35.4 million in the fourth quarter of 2008, primarily due to expected runoff of the blocks of business.

Annuities

Annuities segment pre-tax operating income was $19.6 million in the fourth quarter of 2009 compared to $6.2 million in the fourth quarter of 2008. The current quarter included $5.7 million of positive fair value changes, representing a positive variance of $16.1 million compared to the prior year’s quarter. The segment experienced continued growth in the single premium deferred annuity and variable annuity lines during the fourth quarter.  Annuity account values reached a record $10.4 billion as of December 31, 2009, an increase of 21.8% over the prior year.  Net cash flows for the segment remained positive during the quarter.

Sales in the fourth quarter of 2009 were $522.5 million compared to $976.1 million in the fourth quarter of 2008. The decrease was primarily due to lower fixed annuity sales, partially offset by record variable annuity sales.  Variable annuity sales were $285.5 million in the fourth quarter of 2009, an increase of approximately 155.3%, compared to $111.8 million in the fourth quarter of 2008.  Fixed annuity sales were $237.0 million in the fourth quarter of 2009 compared to $864.3 million in the prior year’s quarter.

Stable Value Products

Stable Value Products segment pre-tax operating income was $10.4 million in the fourth quarter of 2009 compared to $27.9 million in the fourth quarter of 2008.  The decrease was a result of an expected decline in average account values and a decline in operating spreads.  Included in operating income during the fourth quarter of 2008 was $6.4 million of other income resulting from the early retirement of funding agreements.  There were no early funding agreement retirements in the fourth quarter of 2009. Excluding the effect of this gain, the spread decreased 36 basis points to 116 basis points for the three months ended December 31, 2009, compared to the prior year’s quarter.  Deposit balances as of December 31, 2009 were $3.6 billion.

There were no sales during the three months ended December 31, 2009 compared to $58.3 million in the previous year’s quarter.

Asset Protection

Asset Protection segment pre-tax operating income was $6.6 million in the fourth quarter of 2009 compared to $6.1 million in the fourth quarter of 2008.  The current quarter earnings included $1 million from a litigation settlement.

Sales in the fourth quarter of 2009 were $74.2 million, down $1.8 million, or 2.4%, compared to the fourth quarter of 2008, driven by lower sales in credit insurance and the GAP product. Service contract sales of $57.5 million for the current quarter improved 7.5% over the fourth quarter of 2008.

Corporate & Other

This segment consists primarily of net investment income on capital, interest expense on debt, ancillary run-off lines of business, and various items not associated with the other segments. Corporate & Other segment pre-tax operating income was $104.4 million in the fourth quarter of 2009 compared to a $41.7 million loss in the fourth quarter of 2008. The improvement in the current quarter was primarily due to a $120.1 million gain generated from the repurchase, at a discount, of non-recourse funding obligations owned by third parties and mark-to-market adjustments on a portfolio of securities designated for trading. The portfolio designated for trading had a market value of approximately $272.6 million as of December 31, 2009. The mark-to-market on this trading portfolio positively impacted income by $6.3 million for the three months ended December 31, 2009, a $40.9 million more favorable impact than in the prior year’s quarter.  Offsetting the items noted above was lower investment income resulting from reduced yields on a large balance of cash and short-term investments.

Investments

•                  Total cash and investments were $29.3 billion as of December 31, 2009.  This includes $1.3 billion of cash and short-term investments.

•                  The net unrealized loss position was $256.7 million, after tax and DAC offsets, an improvement of $1.3 billion or approximately 83.7%, compared to December 31, 2008.

•                  During the fourth quarter of 2009, the Company recorded an $18.3 million pre-tax loss on credit related other-than-temporary impairments.

•                  Problem loans and foreclosed properties represented 0.6% of the commercial mortgage loan portfolio as of December 31, 2009.

Net Realized Investment/Derivative Activity

	Three Months	Twelve Months
	Ended	Ended
($ per average diluted share)	December 31, 2009

Impairments/Credit related losses	$(0.13)	$(1.44)
Modco net activity	0.03	0.26
Interest rate related derivatives	0.08	0.39
Credit default swaps	0.01	0.03
All other	—	0.13
Total	$(0.01)	$(0.63)

Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization.  The tables below reconcile operating income to net income:

Fourth Quarter and Full Year Consolidated Results

	4Q09	4Q08	2009	2008

($ in thousands; net of income tax)
After-tax Operating Income	$132,257	$56,720	$322,592	$239,898
Realized investment gains (losses) and related amortization
Investments	(3,938)	(61,039)	81,479	(380,471)
Derivatives	2,692	(11,594)	(132,583)	98,718
Net Income (loss)	$131,011	$(15,913)	$271,488	$(41,855)

	4Q09	4Q08	2009	2008

($ per average diluted share; net of income tax)
After-tax Operating Income	$1.51	$0.80	$3.97	$3.37
Realized investment gains (losses) and related amortization
Investments	(0.04)	(0.87)	1.00	(5.35)
Derivatives	0.03	(0.15)	(1.63)	1.39
Net Income (loss)	$1.50	$(0.22)	$3.34	$(0.59)

For information relating to non-GAAP measures (operating income, shareowners’ equity per share excluding other comprehensive income (loss), operating return on average equity, and net income (loss) return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

	Twelve Months Ended
	December 31,
	2009	2008

Operating Income Return on Average Equity	12.4%	9.6%

Net Income Return on Average Equity	10.4%	(1.7)%

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended December 31, 2009 was calculated by dividing operating income for this period by the average ending balance of shareowners’ equity (excluding accumulated other comprehensive income (loss)) for the five most recent quarters. Net income (loss) return on average equity for the twelve months ended December 31, 2009, was calculated by dividing net income (loss) for this period by the average ending balance of shareowners’ equity (excluding accumulated other comprehensive income (loss)) for the five most recent quarters.

Reconciliation of Shareowners’ Equity, Excluding Accumulated Other Comprehensive Income (Loss)

($ in thousands)

	As of
	December 31,
	2009	2008
Total shareowners’ equity	$2,478,821	$761,095
Less: Accumuluated other comprehensive income (loss)	(321,169)	(1,667,056)

Total shareowners’ equity excluding accumulated other comprehensive income (loss)	$2,799,990	$2,428,151

Reconciliation of Shareowners’ Equity per share, Excluding Accumulated Other Comprehensive

Income (Loss) per share

($ per common share oustanding)

	As of
	December 31,
	2009	2008
Total shareowners’ equity	$28.96	$10.89
Less: Accumuluated other comprehensive income (loss)	(3.76)	(23.85)
Total shareowners’ equity excluding accumulated other comprehensive income (loss)	$32.72	$34.74

2010 Guidance

Protective will not provide earnings guidance but will discuss the outlook for 2010 during its fourth quarter 2009 earnings call as scheduled below.

Conference Call

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on February 11, 2010 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by dialing 1-866-356-4441 (international callers 1-617-597-5396) and entering the conference passcode: 35650959. A recording of the call will be available from 12:00 p.m. Eastern February 11, 2010 until midnight February 25, 2010. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and entering the passcode: 74573763.

The public may access a live webcast of the call, along with a call presentation, on the Company’s website at www.protective.com.

A recording of the webcast will also be available from 12:00 p.m. Eastern February 11, 2010 until midnight February 25, 2010.

Supplemental financial information is also available on the Company’s website at www.protective.com in the Analyst/Investor section under Financial Information/Quarterly & Other Reports.

Information Relating to Non-GAAP Measures

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income (loss) are defined as income (loss) before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”), and value of businesses acquired (“VOBA”), and participating income from real estate ventures. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income (loss). Management believes that consolidated and segment operating income (loss) provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income (loss) may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income (loss) enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) usually attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of share owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s shareowners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income (loss), including unrealized gains (losses) on investments.

Calculation of Operating Income Return on Average Equity

Twelve Months Ended December 31, 2009

($ in thousands)

					Twelve
	Three Months Ended				Months Ended
NUMERATOR:	3/31/2009	6/30/2009	9/30/2009	12/31/2009	12/31/2009
Net Income	$22,135	$90,757	$27,585	$131,011	$271,488
Net of:
Realized investment gains (losses), net of income tax
Investments	(85,585)	82,439	87,495	(6,251)	78,098
Derivatives	47,675	(72,400)	(108,339)	2,692	(130,372)
Related amortization of DAC and VOBA, net of income tax	(51)	612	507	2,313	3,381
Add back:
Derivative gains related to Corp. debt and investments, net of income tax	1,455	756	—	—	2,211

Operating Income	$61,551	$80,862	$47,922	$132,257	$322,592

			Shareowners’
		Accumulated	Equity Excluding
		Other	Accumulated Other
	Shareowners’	Comprehensive	Comprehensive
DENOMINATOR:	Equity	Income (Loss)	Income (Loss)
December 31, 2008	$761,095	$(1,667,056)	$2,428,151
March 31, 2009	783,178	(1,660,204)	2,443,382
June 30, 2009	1,628,375	(1,031,719)	2,660,094
September 30, 2009	2,302,799	(375,472)	2,678,271
December 31, 2009	2,478,821	(321,169)	2,799,990

Total			$13,009,888

Average			$2,601,978

Operating Income Return on Average Equity			12.4%

Calculation of Net Income Return on Average Equity

Twelve Months Ended December 31, 2009

($ in thousands)

					Twelve
	Three Months Ended				Months Ended
NUMERATOR:	3/31/2009	6/30/2009	9/30/2009	12/31/2009	12/31/2009
Net Income	$22,135	$90,757	$27,585	$131,011	$271,488

			Shareowners’
		Accumulated	Equity Excluding
		Other	Accumulated Other
	Shareowners’	Comprehensive	Comprehensive
DENOMINATOR:	Equity	Income (Loss)	Income (Loss)
December 31, 2008	761,095	(1,667,056)	2,428,151
March 31, 2009	783,178	(1,660,204)	2,443,382
June 30, 2009	1,628,375	(1,031,719)	2,660,094
September 30, 2009	2,302,799	(375,472)	2,678,271
December 31, 2009	2,478,821	(321,169)	2,799,990

Total			$13,009,888

Average			$2,601,978

Net Income Return on Average Equity			10.4%

Forward-Looking Statements

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: the Company is exposed to the risks of natural and man-made catastrophes, pandemics, malicious and terrorist acts that could adversely affect the Company’s operations; the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry and negatively affect profitability; a ratings downgrade or other negative action by a ratings organization could adversely affect the Company; the Company’s policy claims fluctuate from period to period resulting in earnings volatility; the Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates which by their nature are imprecise and subject to changes and revision over time; the Company’s valuation of its investments could be adversely impacted by results that differ from its expectations or assumptions; the use of reinsurance, and any change in the magnitude of reinsurance, introduces variability in the Company’s statements of income; the Company could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business, including, but not limited to, the volume of sales, the profitability of products, investment performance, and asset liability management; equity market volatility could negatively impact the Company’s business, particularly with respect to the Company’s variable products, including an increase in the rate of amortization of DAC and estimated cost of providing minimum death benefit and minimum withdrawal benefit guarantees relating to the variable products; insurance companies are highly regulated and subject to numerous legal restrictions and regulations, including, but not limited to, restrictions relating to premium rates, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, and capital adequacy, and the Company cannot predict whether or when regulatory actions may be taken that could adversely affect the Company or its operations; changes to tax law or interpretations of existing tax law could adversely affect the Company, including, but not limited to, the demand for and profitability of its insurance products and the Company’s ability to compete with non-insurance products; the Company may be required to establish a valuation allowance against its deferred tax assets, which could materially adversely affect the Company’s results of operations, financial condition and capital position; financial services companies are frequently the targets of litigation, including, but not limited to, class action litigation, which could result in substantial judgments, and the Company, like other financial services companies, in the ordinary course of business is involved in litigation and arbitration; publicly held companies in general and the financial services industry in particular are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; the Company’s ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business, and a change in persistency may result in higher claims and/or higher or more rapid amortization of deferred policy acquisition costs and thus higher unit costs and lower reported earnings; the Company’s investments, including, but not limited to, the Company’s invested assets, derivative financial instruments and commercial mortgage loan portfolio, are subject to market, credit, and regulatory risks, and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; the Company may not realize its anticipated financial results from its acquisitions strategy, which is dependent on factors such as the availability of suitable acquisitions, the availability of capital to fund acquisitions and the realization of assumptions relating to the acquisition; the Company is dependent on the performance of others, including, but not limited to, distributors, third-party administrators, fund managers, reinsurers and other service providers, and, as with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company, and the Company’s ability to compete is dependent on the availability of reinsurance, which has become more costly and less available in recent years, or other substitute capital market solutions; the success of the Company’s captive reinsurance program and related marketing efforts is dependent on a number of factors outside the control of the Company, including, but not limited to, continued access to capital markets, a favorable regulatory environment, and the overall tax position of the Company; computer viruses or network security breaches could affect the data processing systems of the Company or its business partners, and could damage the Company’s business and adversely affect its financial condition and results of operations; the Company’s ability to grow depends in large part upon the continued availability of capital; new GAAP and statutory accounting rules or changes to existing GAAP and statutory accounting rules could negatively impact the Company; the Company’s risk management policies and procedures may leave it exposed to unidentified or unanticipated risk, which could negatively affect its business or result in losses; capital and credit market volatility or disruption could adversely impact the Company’s financial condition or results from operations in several ways, including but not limited to the following: causing market price and cash flow variability in the Company’s fixed income portfolio, defaults on principal or interest payments by issuers of the Company’s fixed income investments, other than temporary impairments of the Company’s fixed income investments; adversely impacting the Company’s ability to efficiently access the capital markets to finance its reserve, capital and liquidity needs; deterioration of general economic conditions could result in a severe and extended economic recession, which could materially adversely affect the Company’s business and results of operations; there can be no assurance that the actions of the U.S. Government or other governmental and regulatory bodies for the purpose of stabilizing the financial markets will achieve their intended effect; the Company may not be able to protect its intellectual property and may be subject to infringement claims; the Company could be adversely affected by an inability to access its credit facility; the amount of statutory capital the Company has and must hold to maintain its financial strength and credit ratings and meet other requirements can vary significantly and is sensitive to a number of factors; and the Company operates as a holding company and depends on the ability of its subsidiaries to transfer funds to it to meet its obligations and to pay dividends. Please refer to Part I, Item 1A, Risk Factors and Cautionary Factors that may Affect Future Results of the Company’s most recent Form 10-K and Part II, Item 1A, Risk Factors, of the Company’s subsequent quarterly reports on Form 10-Q for more information about these factors.

Contacts:
Rich Bielen	Eva Robertson
Vice Chairman and Chief Financial Officer	Vice President, Investor Relations
(205) 268-3617	(205) 268-3912